Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-290475-05 on Form S-3 of Duke Energy Carolinas, LLC of our report dated February 26, 2026, relating to the consolidated financial statements of Duke Energy Progress, LLC and subsidiaries (“Duke Energy Progress”) incorporated by reference in this Current Report on Form 8-K dated May 29, 2026.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

May 29, 2026